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                                                                   EXHIBIT 23.01

The Board of Directors
Velogic, Inc:

We consent to the incorporation by reference in the Form S-8 (333-87791) and to the inclusion in the amendment to the Form 8-K of Keynote Systems, Inc. dated August 16, 2000, of our report dated August 11, 2000, with respect to the balance sheets of Velogic, Inc. as of December 31, 1999 and 1998, and the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1999 and for the periods from inception (October 28, 1998) to December 31, 1999 and 1998.


/s/  KPMG

August 16, 2000